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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                           OF THE FORTRESS GROUP, INC.

     The Fortress Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of The Fortress Group, Inc., at a duly called meeting, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board of Directors declares that it is advisable to amend Article Fourth of the Certificate of Incorporation of the Corporation as follows:

     Amend Article Fourth by adding the following paragraph at the end of the
     Article:

     Simultaneously with the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Date"), each one share of common stock, par value $ .01 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date shall automatically be reclassified (the "Reverse Split"), without any action on the part of the holder thereof, into one quarter (0.25) of a fully paid and nonassessable share of common stock, par value $ .01 per share. The Corporation shall not issue to any holder a fractional share on account of the Reverse Split. Rather, any fractional share resulting from such change shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent separately bargained for consideration.

     SECOND: That thereafter, the stockholders of the Corporation, at a duly called meeting of the stockholders, voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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     FOURTH: That the Effective Date of said amendment shall be 8:00 am, Eastern
Daylight Time, on Monday, July 10, 2000.

     IN WITNESS WHEREOF The Fortress Group, Inc. has caused this Certificate to be signed by its Vice President and Treasurer, this __ day of July, 2000.


                                                THE FORTRESS GROUP, INC.


                                                By:
                                                   ----------------------------
                                                   Brian S. Buchanan,
                                                   Vice President and Treasurer





















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